UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2026

WM TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39021	98-1605615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 Discovery Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
(844) 933-3627
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	MAPS	The OTCQX Best Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
Lease termination agreement with Alameda Square Owner LLC
On October 6, 2026, Ghost Management Group, LLC (the “Subsidiary”), a subsidiary of WM Technology, Inc., entered into a lease termination agreement (the “Lease Termination Agreement”) with Alameda Square Owner LLC (the “Landlord”) to terminate the certain lease agreement dated as of June 7, 2019 (as amended, the “Lease”) for approximately 113,692 rentable square feet at 767 S. Alameda Street, Los Angeles, California 90021 (the “Premises”). The Lease Termination Agreement provides for the early termination of the Lease, which was originally scheduled to expire in February 2031.
The effectiveness of the Lease Termination Agreement was conditioned upon the execution of an agreement, on or prior to October 7, 2026, between the Landlord and a third-party tenant for the lease of the Premises (the “Termination Contingency”). The Landlord notified the Subsidiary that the Termination Contingency was satisfied on October 7, 2026, and accordingly, the Lease was terminated effective October 7, 2026.
As consideration for the Lease Termination Agreement, the Subsidiary agreed to pay the Landlord a termination fee in an aggregate amount of $32.4 million, which the Subsidiary will pay in fifty-three (53) monthly installments beginning October 2026.
The foregoing description of the terms of the Lease Termination Agreement is not complete and is qualified in its entirety by reference to the Lease Termination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Lease agreement with 7th and SM LP
On October 9, 2026, the Subsidiary entered into a lease agreement (the “Austin Lease”) with 7th and SM LP, a Delaware limited liability company (the “Austin Landlord”), for approximately 26,223 rentable square feet located at 924 E. 7th Street, Austin, Texas 78702. The Austin Lease is expected to commence on the later of (i) February 1, 2027 and (ii) the date the Austin Landlord delivers possession of the premises in accordance with the terms of the Austin Lease (the “Term Commencement Date”), and will expire 114 full calendar months after the Term Commencement Date. The aggregate estimated base rent payments due over the term of the Austin Lease are approximately $14.3 million. In addition to base rent, the Subsidiary will be required to pay its share of operating expenses, taxes and insurance expenses, as well as other additional operating costs under the Austin Lease. The Austin Landlord will provide a tenant improvement allowance totaling up to approximately $1.7 million. To secure its obligations under the Austin Lease, within ten days of executing the Austin Lease, the Subsidiary will be required to provide the Austin Landlord with an irrevocable standby letter of credit, or, in certain circumstances, a cash security deposit, in an initial amount of approximately $0.8 million, subject to reduction in accordance with the terms of the Austin Lease.
The foregoing description of the terms of the Austin Lease is not complete and is qualified in its entirety by reference to the Austin Lease, a copy of which will be filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ending December 31, 2026.
Item 1.02    Termination of a Material Definitive Agreement.
To the extent required by Item 1.02 of this Current Report on Form 8-K, the information contained in Item 1.01 herein is incorporated by reference into this Item 1.02.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
10.1	Lease Termination Agreement, dated October 6, 2026, by and between Alameda Square Owner LLC and Ghost Management Group, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2026

WM TECHNOLOGY, INC.

	By:	/s/ Susan Echard
Susan Echard
Chief Financial Officer